Exhibit 10.2
Subcontract Number S26-03-010

Subcontract Number	S26-03-010
Subcontract Type	IDIQ Subcontract with Firm Fixed Price Task Orders
Base Period of Performance	04/16/2026 – 11/21/2028
	Option Periods Apply	Yes	X	No
Total Contract Value	$40,000,000.00
Total Funded Value	Based on approved Milestone POs
Payment Terms	Net 30 days after receipt of acceptable invoice
Prime Contract Number	FA8075-18-D-0014
Program Name	Microelectronics RDT&E
DPAS Priority Rating	Not Rated
Subcontract Security Classification	Unclassified
NAICS and Size Standard for this award	334413/1250
Subcontractor Business Size (based on NAICS above)	Small Business

This Subcontract Agreement (“Subcontract”) is made between Amentum Services Inc. (hereinafter known as “Amentum”) and Everspin Technologies Inc. hereinafter known as “Subcontractor”, with principal offices at 5670 W Chandler Blvd Suite 130 Chandler AZ 85226-3696 collectively the “Parties” and individually a “Party”. The effort to be performed by Subcontractor under this Subcontract is in support of Prime Contract number FA8075-18-D-0014 (“Prime Contract”) issued by NSWC Crane (“Crane”) to Amentum. The procurement from Subcontractor of the services and other deliverables described in the Statement of Work as defined in Attachment C (collectively, the “Services”) will be performed on a Firm Fixed Price (FFP) basis, in accordance with terms and conditions herein and any referenced documents listed in the Order of Precedence clause of this Subcontract.
and conditions herein and any referenced documents listed in the Order of Precedence clause of this Subcontract.
All funding for Subcontract performance shall be provided by the issuance of Purchase Order(s) (hereinafter “Order” or “Order(s)”) under this Subcontract.
SCOPE OF WORK: The Subcontractor shall furnish all labor, materials, and supervision necessary for the completion of the Services described in Attachment C - Statement of Work in support of the Project described below.
PERIOD OF PERFORMANCE: 04/16/2026 – 11/21/2028

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REF: SCM-715-6F Subcontract Agreements Page 1 Date of Issue: 04/17/2026

This Subcontract includes the Subcontract terms and conditions and the attachments and exhibits set forth in Section II, General Terms and Conditions, 1. Integration and Order of Precedence. This Subcontract may be executed in counterparts, each of which shall be deemed original, and all of which shall constitute one and the same instrument. The Parties further agree that a manually or electronically signed copy of this Subcontract delivered by facsimile, email, internet-based e-signature service (e.g. DocuSign), or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Subcontract and that neither Party shall contest the validity of this Subcontract or any acknowledgment thereof, on the basis that this Subcontract acknowledgment contains an electronic signature.
CERTIFICATION AND DISCLOSURE REGARDING PAYMENTS TO INFLUENCE CERTAIN FEDERAL TRANSACTIONS
Prohibition: The prohibition and exceptions contained in the FAR clause of this solicitation entitled “Limitation on Payments to Influence Certain Federal Transactions” (52.203-12) are hereby incorporated by reference in this provision.
Certification: The Subcontractor, by signing this agreement, hereby certifies to the best of its knowledge and belief that no Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on its behalf in connection with the awarding of this subcontract.
Disclosure: If any registrants under the Lobbying Disclosure Act of 1995 have made a lobbying contact on behalf of the offeror with respect to this subcontract, the Subcontractor shall complete and submit, with its offer, OMB Standard Form LLL, Disclosure of Lobbying Activities, to provide the name of the registrants. The Subcontractor need not report regularly employed officers or employees of the Subcontractor to whom payments of reasonable compensation were made.
Penalty: Submission of this certification and disclosure is a prerequisite for making or entering into this subcontract imposed by 31 U.S.C. 1352. Any person who makes an expenditure prohibited under this provision or who fails to file or amend the disclosure required to be filed or amended by this provision shall be subject to a civil penalty of not less than $10,000, and not more than $100,000, for each such failure.
The Anti-Kickback Act of 1986 as referenced in FAR 52.203-7 is hereby incorporated into this agreement as a condition of acceptance. If you have reasonable grounds to believe that a violation, as described in Paragraph (b) FAR 52.203-7, may have occurred, you should report this suspected violation to https://amentum.ethicspoint.com
NOTIFICATION OF DEBARMENT/SUSPENSION By acceptance of this Agreement in writing, the Subcontractor discloses that as of the date of award of this agreement, neither the Subcontractor nor any of its principals is debarred, suspended, or proposed for debarment by the Federal Government. Further, the Subcontractor shall provide immediate written notice to Amentum if, during the performance of this subcontract, the Subcontractor or any of its principals is debarred, suspended, or proposed for debarment by the Federal Government. Amentum shall provide immediate written notice to the Subcontractor if, during the performance of this Subcontract, Amentum or any of its principals is debarred, suspended, or proposed for debarment by the Federal Government.
FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment is hereby incorporated by reference. By signing this agreement, and as previously represented as part of your Subcontractor registration process, the offeror represents their compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment, and FAR 52.204-26, Covered Telecommunications Equipment or Services-Representation.
IAW FAR clause 52.204-27, Prohibition on a ByteDance Covered Application, by accepting this order, Subcontractor agrees to prohibit the presence or use of a covered application on subcontractor information technology as defined within the clause. The Subcontractor is prohibited from having or using a covered application on any information technology owned or managed by the Subcontractor, or on any information
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technology used or provided by the Subcontractor under this subcontract, including equipment provided by the Subcontractor’s employees. The subcontractor agrees to insert the substance of FAR 52.204-27 in all subcontracts in support of this order.
By signing this agreement, and as previously agreed to as part of your Subcontractor registration process, the Company represents, warrants, and agrees that it will comply with Amentum’s Business Partner Code of Conduct in the execution of this agreement.
IN WITNESS WHEREOF, the Parties hereto have caused this Subcontract to be executed with an effective date as of the date of the last signature hereto (“Effective Date”). In the performance of this Subcontract, the Parties mutually agree to the terms and conditions, exhibits, and attachments contained herein.

Amentum		Everspin Technologies Inc.:
By:	/s/ Janice Walls	By:	/s/ Sanjeev Aggarwal

Name:	Janice Walls	Name:	Sanjeev Aggarwal

Title:	Subcontract Administrator	Title:	President & CEO

Date:	4/24/2026	Date:	4/24/2026 Ӏ 4:02 AM MST

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REF: SCM-715-6F Subcontract Agreements Page 3 Date of Issue: 04/17/2026

Section I

Schedule, Compensation, and Payment

Time	Milestone	Est Month	Price
T0	Contract Award/Signed	T0
	Phase 1
T0+1m	Report on MRAM Productino Resiliency and Transition Plan (timelines, buffer strategy	T0+1m	$6,000,000.00
T0+6m	Quarterly R&D Report (Status of Technology Transfer 1) - Facilities readiness research and development details - Transfer of Toggle MRAM process blueprint (part 1)	T0+6m	$6,000,000.00
T0+9m	Quarterly R&D Report (Status of Technology Transfer 2) - Failure modes, effects, and criticality analysis (FMECA) research status - Control plan - Process flow - Physical design rules - GDS/Masks for first product - Transfer of Toggle MRAM process blueprint (Part 2)	T0+9m	$4,000,000.00
T0+12m	Quarterly R&D Report (Status of Technology Transfer 3) - Toggle MRAM MTJ module electrical characterization results - MTJ module statistical process control matching - Defectivity matching to baseline (part 1) - Gap analysis of existing tool capabilities in wafer fab running new technology	T0+12m	$4,000,000.00
	Phase 2
T0+15m	Quarterly R&D Report (Status of Technology Transfer 4) - Digit line and bit line module electrical characterization details - Digit line and bit line module statistical process control matching - Defectivity matching to baseline (part 2)	T0+15m	$4,000,000.00
T0+18m	Quarterly R&D Report (1st Full Loop Electrical Characterization results) - Gap analysis measurements; corrective action	T0+18m	$4,000,000.00
T0+21m	Quarterly R&D Report (Functionality Matching Results) - Continuous Improvement Projects (CIP) - Product requalification update (datasheet equivalent status)	T0+21m	$4,000,000.00
T0+27m	Final R&D Report (Toggle) Program Review on site at (2nd location) - Test results of product requalification (datasheet equivalent)	T0+27m	$6,000,000.00
T0+30m	Reliability R&D Report (Start production wafers in 2nd location) - Retention results of statistically significant sample size - Endurance results of statistically significant sample size	T0+30m	$2,000,000.00
Total			$40,000,000.00

1.    Compensation/Contract Type. This is a Firm Fixed Price (FFP) contract. For satisfactory completion of the Services ordered, Amentum will compensate Subcontractor in accordance with the schedule (set forth above). Except as expressly indicated to the contrary in this Subcontract, all prices include all allowances; local, state, and federal sales and use taxes; any import or export duties (regardless of point of origin); contingencies; foreign and withholding taxes (if applicable); costs of all insurance, general and administrative costs, overhead and profit; and any other costs required to perform the requirements of the Subcontract, excluding expressly allowed travel costs to the extent separately provided by line item. The total value for this Subcontract will not exceed $40,000,000.00. In no event shall Subcontractor be compensated for i) any overtime nor ii) any shift differential pays (arising from performance at different hours of the day) without the prior written authorization of Procurement Representative.
2.    Performance and/or Payment Bonds. Reserved
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3.    Orders, Ordering Procedure, and Term.
3.1.    All Services authorized and funded under this Subcontract shall be through the issuance of written Order(s) from Amentum’s Authorized Procurement Representative(s). Issuance of the Order(s) shall constitute authorization for the Subcontractor to proceed with the Services defined herein. Such Order(s) shall be subject to the terms and conditions of this Subcontract and pricing shall be based on prices contained in the pricing schedule above.
3.2.    Subcontractor shall register and utilize the Subcontractor Management System (SMS) to: (1) receive Orders and provide electronic Subcontractor confirmation of Orders; (2) receive Amentum performance score cards; (3) receive any applicable Amentum Purchase Order Report of Discrepancy Notices (if applicable); and (4) upload required Amentum annual Subcontractor documentation or insurance certificates.
3.3.    The term of this Agreement shall begin on the Effective Date and shall continue until the earlier of (i) the expiration of the period of performance specified above; or (ii) termination pursuant to the sections below relating to termination for convenience and default. Any Order issued during the term of this Subcontract and not completed within the Subcontract term shall be completed by the Subcontractor within the time specified in the Order. This Subcontract shall govern the Subcontractor’s and Amentum’s rights and obligations with respect to that Order to the same extent as if the Order were completed during the term of the Subcontract.
3.4.    Exercise of Options. During the term of this Subcontract, Amentum reserves the right to unilaterally exercise one or more of the option periods provided for in this Subcontract, in whole or in part, including by CLIN or otherwise, by written notice no later than one (1) day prior to the stated option period outlined in the Schedule, Compensation, and Payment table, at the prices provided herein. No increase in the Unit Prices in Section I is permitted nor will it be accepted as a result of an option exercised, except as set forth under the terms of this Subcontract.
3.5.    Extension of Services. Amentum may unilaterally require continued performance of any services at the rates specified in the final option period in the Subcontract. This extension provision may be exercised more than once, but the total extension of performance hereunder shall not exceed 6 Months. Amentum may exercise the option to extend by written notice to the Subcontractor no later than one (1) day prior to the end of the current performance period.
3.6.    If Subcontractor accepts orders or directions from anyone other than the Authorized Procurement Representatives, Subcontractor does so at its own risk and cost. Payment will be made only for Services delivered pursuant to Orders properly issued by the Authorized Procurement Representatives.
3.7.    If mailed, sent electronically, or faxed, an Order(s) is considered “issued” when Amentum deposits a hardcopy Order in the mail, the electronic copy has left the Procurement Representative’s server, or a fax confirmation is generated when faxed.
4.    Payment Terms and Invoicing. Unless otherwise specified in the Order, terms of payment are Net 30 days. If a discount for prompt payment of Subcontractor’s invoice is allowed, payments made within the allowable period will qualify for such discount. The time allowable for payment shall begin after both: (a) Amentum’s receipt of Subcontractor’s complete and correct invoice, and (b) delivery of acceptable supplies or performance of satisfactory services as approved by Crane. Regarding such approval by Crane, Amentum shall have 14 calendar days after Subcontractor submits an invoice to notify Subcontractor of any delivery or performance that Crane deems unacceptable or unsatisfactory. If Subcontractor receives no such notice within 14 calendar days after Subcontractor submits an invoice, the delivery and/or performance shall be deemed accepted. All invoices shall be submitted to Amentum Accounts Payable. Payment of invoices may be delayed pending correction of any errors or omissions.
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Additional invoicing instructions are provided in Attachment D.
5.    Close-Out. Subcontractor agrees to invoice all labor and non-labor costs, for flexibly priced type contracts (including cost reimbursable and Time and Materials), within three (3) months after Subcontract period of performance end date. Subcontractor’s “Final” invoice shall only contain costs associated with indirect rate variances and any applicable fee withheld (i.e., cost plus fixed fee). Should any labor or non-labor costs be included in the “Final” invoice for a cost reimbursable type subcontract, payment may be delayed due to the time required to verify such costs or denied if such costs cannot be verified. For firm fixed price agreements issued, Subcontractor agrees to submit the “Final” invoice within sixty (60) days of completion of Work. The Subcontractor shall clearly mark the final invoice as “Final”.
5.1.    Subcontractor shall submit with its request for final payment evidence, including releases and affidavits, as may be requested by Procurement Representative, showing a) work is completed, b) compliance with all requirements, c) payment of all bills, and d) that no lien exists or could be claimed arising from the Work.
5.2.    Subcontractor will provide all documentation necessary for the timely closeout of this Agreement including the submission of a “Final Invoice”, a “Release of Claims”, “Assignment of Refunds”, and other closeout documents as may be required. Subcontractor shall also comply with all requirements of FAR 42.7, Indirect Cost Rates, as well as FAR 52.215-2 and 52.242-4, where the term “Contractor” shall mean “Subcontractor,” and the term “Contracting Officer” will remain unchanged.
5.3.    If requested by Procurement Representative, the Subcontractor agrees to close out this Subcontract in accordance with the quick-closeout procedures as defined in FAR 42.708.
5.4.    In the event that it is subsequently determined through audit, investigation, or otherwise, that Subcontractor was paid under this Agreement for unallowable or other improper amounts, Subcontractor agrees to reimburse Amentum for such amounts and to promptly pay any penalties or other expenses resulting therefrom (“Repayments”). Subcontractor shall, on demand, pay such Repayments to Amentum within five (5) business days from when Subcontractor is notified of such demand. Subcontractor shall be liable for all costs expended by Amentum in collecting such Repayments from Subcontractor, including reasonable attorneys’ fees and expenses. Subcontractor also shall be liable for interest on such Repayments that shall begin to accrue on the fifth (5th) day after Subcontractor is notified of such demand. Such interest shall accrue at three (3) percent above the prime rate published on the effective date of the Repayment demand notice. The rights and obligations herein shall survive the termination of this Subcontract.
5.5.    In the event Subcontractor fails to submit the required closeout information and documentation as requested, the following is agreed:
5.5.1.    Amounts paid to date by Amentum to Subcontractor pursuant to this Agreement, as determined by Amentum’s records, constitute the full, complete, and final extent of Amentum’s financial obligation to Subcontractor.
5.5.2.    Subcontractor does fully and finally, release and discharge Amentum, its affiliates, subsidiaries, officers, agents, and employees, of and from any and all liabilities, obligations, claims, and demands arising under or relating to this Agreement.
5.5.3.    Subcontractor expressly authorizes Amentum to rely on the foregoing representations and release in connection with Amentum’s closeout of or other actions taken with respect to Amentum’s contract with the Customer.
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6.    Limitation of Funds. This Subcontract may be incrementally funded at the sole discretion of Amentum to the extent Amentum provides Subcontractor reasonable prior written notice thereof. Subcontractor agrees to perform up to the point at which the total amount payable under this Subcontract, including reimbursement in the event of termination of this Subcontract for the convenience of Amentum, is equal to the total amount of funding provided under this Subcontract. Beyond that point, Subcontractor is not obligated to perform any Services, and should it do so, Subcontractor does so at its own risk. Amentum is under no obligation to pay Subcontractor for unfunded Services. Subcontractor shall notify Amentum in writing whenever it has reason to believe that the costs it expects to incur under this Subcontract in the next 60 days, when added to all costs previously incurred, will exceed 75 percent of the total amount funded under the Subcontract. The notice shall state the estimated amount of additional funds required to continue performance for the period specified in the Schedule. In any event, Subcontractor shall not be reimbursed for any Services for which payment would exceed the total amount of funding provided under this Subcontract.
7.    Travel. Travel and travel-related expenses (“Travel Expenses”) shall not be paid, except for travel specifically identified in the Order, and/or approved in advance by Amentum. Time spent in travel status is not Amentum compensated as time worked unless separately negotiated and specified in the Order. If the travel is authorized by Amentum’s Authorized Procurement Representative, Amentum will reimburse Subcontractor for the actual allowable and reasonable Travel Expenses incurred by Subcontractor. Lodging, meals, and incidental expenses shall only be reimbursed at rates not to exceed the per diem rate for the location in which the traveler is staying as provided under the U.S. Joint Travel Regulations, as applicable. Itemized receipts shall be submitted with Subcontractor’s invoice to evidence such expenses. In no event shall Amentum reimburse Subcontractor or Subcontractor’s employees for the cost of alcoholic beverages, fees for in-hotel movies, personal internet access, entertainment, or other such charges. Airline travel must be economy class and fully comply with the Fly American Act. Business class air travel is not authorized unless required for reasonable accommodation of a medically verified disability and approved by Amentum in advance.
8.    ACH Funds Transfer. With regard to Automated Clearing House (ACH) funds transfer, a payment from Amentum to Subcontractor shall be considered timely with respect to any payment due date contained herein if the ACH funds transfer is initiated no later than four (4) business days after such payment due date. Amentum shall not be in breach of these terms and conditions, or suffer any loss of discount or other penalty, with respect to an ACH funds transfer that was initiated properly and timely by Amentum to the extent its completion is delayed because of failure or delay by the ACH funds transfer system, the operation of an ACH funds transfer system rule which could not be anticipated by Procurement Representative, rejection by the Subcontractor’s bank, or incorrect wiring instructions provided by Subcontractor.
9.    Setoff. Upon prior written notice and a reasonable opportunity to resolve, Amentum shall have the right to set-off any amount due or payable to Subcontractor hereunder against any amounts due to Amentum under this Agreement.
10.    Taxes. The price of the Services provided hereunder includes all applicable federal, state, and local taxes and duties, as well as any applicable foreign country customs fees, VAT, withholding taxes, and duties, unless otherwise stated in the Subcontract or the Order.
11.    Insurance. Prior to commencing performance and, during all periods of performance of this Subcontract including all exercised option periods and extensions, Subcontractor shall provide at its own expense and maintain in effect the types of insurance in the amounts specified in Attachment E Required Insurance, with terms and with insurance companies satisfactory to Amentum, with at least the minimums specified therein. Prior to commencing performance, Subcontractor shall provide a Certificate of Insurance evidencing all required insurance pursuant to the terms contained in Attachment E that covers the subcontract period of performance. Subcontractor will be responsible for filing an insurance claim if required or requested by Amentum for a covered event.
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12.    LIQUIDATED DAMAGES. Reserved
13.    Environment, Health & Safety (EHS). Reserved
Section II

General Terms and Conditions
1.    Integration and Order of Precedence. This Subcontract consists of the face page, the signature page, and the following Sections, Attachments, and Exhibits (if applicable) incorporated hereto in full text and made part of this Subcontract as follows:
    Section I – Schedule, Compensation and Payment
    Section II – General Terms and Conditions
    Attachment A – Special Contract Clauses from Prime Contract
    Attachment B – Flow Down Clauses from Prime Contract
    Attachment C – Statement of Work
    Attachment D – Invoicing Instructions
    Attachment E – Required Insurance
    Attachment F – Labor Category Requirements
This Subcontract constitutes the entire agreement between Amentum and Subcontractor regarding this Subcontract and supersedes all previous written or oral agreements, communications, understandings, and commitments. No terms or conditions of sale set forth in Subcontractor’s proposal, quotation or acknowledgment shall be included as a part hereof, nor shall any prior course of dealing, custom, or usage in the trade supersede or modify any Subcontract provisions. Any subsequent additions, deletions, or modifications to this Subcontract shall not be binding upon the Parties unless the same are incorporated herein in writing. Any ambiguity or conflict in the interpretation of validity or performance of the Subcontract or the rights and obligations of the Parties shall be resolved by the following order of precedence: 1] Section I Schedule, Compensation, and Payment and Section II General Terms and Conditions; 2] Attachment A Special Contract Clauses from Prime Contract; 3] Attachment B Flow-Down Clauses from Prime Contract; 4] Attachment C Statement of Work; 5] the Order(s) issued under this Subcontract, and 6] all other attachments or exhibits.
2.    Modifications and Changes.
Modifications and Notices. No oral or written statement of any person shall modify or otherwise affect the terms, conditions or specifications stated in this Subcontract. Sole authority to issue change orders and modifications to this Subcontract is vested in Amentum’s Authorized Procurement Representative and such modifications or changes shall be issued exclusively in writing.
All modifications and notices shall be furnished in writing by Amentum. Authorized representatives are:
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Amentum	Everspin Technologies Inc.
Procurement
Representative:
Address:    13923 E. Capt. WJ Nelson
    Odon, IN 47526

Attention:    Jan Walls
Reference:    S26-03-010
Email:    Jan.walls@amentum.com

Amentum
Technical Monitor:    Tammy Walker
Phone:    317-379-3239
Email:    Tammy.walker@amentum.com

Representative:

Address:    5670 W Chandler Blvd
    Suite 130
    Chandler AZ 85226-
    3696

Attention:    William Cooper

Email:    Bill.cooper@everspin.com

SUBCONTRACTOR:
Technical rep:    Dave Schrenk
Phone:    916-221-1345
Email:    David.schrenk@everspin.com

Changes. Amentum may request changes to the Subcontract at any time in writing, with respect to the following: (1) Description or quantity of services to be performed (2) Time of performance (i.e., hours of the day, days of the week, etc.) or (3) Place of performance of the services. If any change is not practical, Subcontractor, will notify Amentum of such fact and the parties will meet and discuss in good faith any requested changes. If any such change causes an increase or decrease in the cost or time required for performance of the Services, Subcontractor may be entitled to an equitable adjustment in the performance schedule or the Subcontract price, or both, and this Subcontract will be modified in writing accordingly. Subcontractor must notify Amentum of Subcontractor’s intent to request equitable adjustment within thirty (30) calendar days of Subcontractor’s knowledge of the change. Subcontractor shall submit any proposal for adjustment to Amentum within thirty (30) calendar days following notice to Amentum of the change. Failure of the Parties to agree to an adjustment, after negotiating in good faith, shall be considered a dispute under the Disputes clause hereof. However, nothing in this clause shall excuse Subcontractor from proceeding with the contract as changed, unless it is impractical as contemplated above. Pending resolution of any dispute, Subcontractor shall proceed with the Services as changed.
Amentum’s obligation to make an equitable adjustment under this Subcontract is limited to the amount of equitable adjustment made under the Prime Contract for the Subcontractor’s portion of such equitable adjustment.
3.    Quality Assurance. Subcontractor shall meet the Quality requirements as stipulated in the Statement of Work, Attachment C, and any other quality standards incorporated into this Subcontract.
4.    Inspection and Acceptance. (a) “Services,” as used in this clause, includes services performed and material furnished or utilized in the performance of the Services. Subcontractor shall provide and maintain an inspection system acceptable to Amentum and Crane covering the Services under this Subcontract. Complete records of all inspection work performed by Subcontractor shall be maintained and made available to Amentum and Crane during Subcontract performance and for as long afterwards as the Subcontract requires. Amentum and Crane have the right to inspect and test all Services called for by the Subcontract, to the extent practicable at all times and places during the term of the Subcontract. Amentum and Crane shall perform inspections and tests in a manner that will not unduly delay the work. If Amentum or Crane performs inspections or tests on the premises of Subcontractor, Subcontractor shall
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furnish, and shall require its subcontractors to furnish, at no increase in Subcontract price, all reasonable facilities and assistance for the safe and convenient performance of these duties, subject to Amentum’s and Crane’s compliance with Subcontractor’s rules and regulations (including with respect to confidentiality) with respect to its facilities.
(b)    Subcontractor agrees to be evaluated periodically per the Amentum Supplier Performance Scorecard system, which is incorporated hereto and made a part of this agreement. The Supplier Performance Scorecard is a surveillance tool which evaluates a supplier’s performance quarterly and provides both Supplier and Amentum a qualitative report of the supplier’s performance consistent with the requirements of the Subcontract and any associated acceptance criteria. A “Red” supplier performance rating, along with a Subcontractor’s “Return to Green Plan” response shall constitute an independent basis for Amentum, in its sole discretion, to elect to issue a cure notice to Subcontractor under the termination provisions of this Subcontract for non-conforming Services. rees to be evaluated periodically per the Amentum Subcontractor Performance Scorecard system, which is incorporated hereto and made a part of this agreement. The Subcontractor Performance Scorecard is a surveillance tool which evaluates a Subcontractor’s performance quarterly and provides both the Subcontractor and Amentum a qualitative report of the Subcontractor’s performance consistent with the requirements of the Subcontract and any associated acceptance criteria. A “Red” Subcontractor performance rating, along with a Subcontractor’s “Return to Green Plan” response shall constitute an independent basis for Amentum, in its sole discretion, to elect to issue a cure notice to the Subcontractor under the termination provisions of this Subcontract for non-conforming Services.
(c)    If any of the Services do not conform with Subcontract requirements, Amentum may require the Subcontractor to perform the Services again in conformity with Subcontract requirements, at no increase in Subcontract price. When the defects in Services cannot be corrected by reperformance, Amentum may (1) require the Subcontractor to take necessary action to ensure that future performance conforms to Subcontract requirements; and (2) reduce the contract price to reflect the reduced value of the services performed. Acceptance of non-conforming Services will not constitute a waiver of remedies available to Amentum as described herein or in any other terms of the Subcontract.
(d)    If, Subcontractor fails to promptly perform the Services again or to take the necessary action to ensure future performance in conformity with contract requirements, within 10 days of its receipt of notice of the performance deficiency, Amentum may (1) by contract or otherwise, perform the Services and charge to Subcontractor any cost incurred by Amentum that is directly related to the performance of such Service; (2) terminate the Subcontract for default, in whole or in part; and/or (3) deductively change the scope of work of which Subcontractor failed to ensure future performance in conformity with Subcontract requirements. Failure “to take the necessary action to ensure future performance in conformity with Subcontract requirements” includes, but is not limited to, repeated deficient performance with respect to substantially the same concerns stated in either the Supplier Performance Scorecards issued during contract performance or by other notification by Amentum. Amentum’s remedies for non-conforming performance are intended to be cumulative.
(e)    Services will be accepted when satisfactorily performed in accordance with the instructions contained in the Statement of Work, the acceptance criteria, any other mutually agreed upon and written standards of performance including any contained in any attachments or Prime Contract flow downs, and the Services otherwise meet all of the Subcontract requirements.
5.    Warranty of Services. Subcontractor warrants that it will perform the Services under this Subcontract with a high degree of professional skill using sound practices and judgment normally exercised by recognized professional firms with respect to Services of a similar nature. Subcontractor further warrants that all Services furnished under this Subcontract shall conform to all of the requirements and
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specifications contained in this Subcontract and all of its attachments, including specifications incorporated by reference or other description and will be of good material and workmanship and free of defects. These warranties shall survive inspection, acceptance, and payment for twelve (12) months after acceptance. Services that do not conform to the above warranties may, at any time within twelve (12) months after acceptance by Amentum, shall be corrected or reperformed at Subcontractor’s expense.
6.    Work on Amentum’s or Amentum’s Customer Premises. If this Subcontract requires Subcontractor to perform Services on Amentum or Crane’s premises, Subcontractor shall take all necessary precautions to prevent any injury to persons or damage to property during the progress of such Services. Subcontractor shall ensure that all Subcontractor personnel abide by all applicable regulations and rules with respect to Amentum or Crane’s premises.
7.    Relationship of the Parties. It is understood and agreed that the Parties are independent contractors and Subcontractor is a subcontractor and not an employee of Amentum. This Subcontract shall not be construed to form a partnership or joint venture between the Parties or create any form of employment relationship or any legal association which would impose liability upon one Party for the act or failure to act of the other Party. It is also expressly understood neither Subcontractor nor Subcontractor’s employees and agents, if any, are agents or employees of Amentum and have no authority whatsoever to bind Amentum by contract or otherwise.
8.    Background Checks. To the extent permitted by applicable law, Subcontractor shall perform background screening (including but not limited to: criminal background check, education and employment verification, Social Security Number Trace, Sanctions check, and as applicable for the position(s) and/or contract, credit reports, motor vehicle records, licenses verification, I-9 Employment Eligibility Verification and/or other screenings specific to the position(s) and/or contract) on all employees, consultants and subcontractors (“Subcontractor personnel”) and shall perform pre-employment drug testing for substances on the Controlled Substances Act confirming that all of the Subcontractor personnel are drug free, qualified, and capable of Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7 REF: SCM-715-6F Subcontract Agreements Date of Issue: 04/17/2025 Page 11 performing the Services contained in this Subcontract. Except as otherwise required by law, or with written authorization from the Authorized Procurement Representative, Subcontractor shall not staff any Subcontractor personnel who have adverse drug testing results and shall not staff any Subcontractor personnel whose background screening results indicate they can or should not be performing the Services on this Subcontract. Subcontractor shall remove and replace, as necessary, any Subcontractor personnel who fail to maintain a drug free workplace after commencement of performance at Subcontractor’s sole expense. In fulfilling its obligations hereunder, the Subcontractor shall comply with all applicable laws and regulations.
9.    Certification and Representations. The Subcontractor shall provide prompt written notice of any changes or updates to its Representation and Certifications. The Subcontractor shall also provide prompt written notice to Amentum at any time the Subcontractor learns it has been identified as an Excluded Party in the System for Award Management (SAM).
10.    Staffing and Conduct of Subcontractor Personnel.
10.1.    To the extent applicable, the Services will be performed by Subcontractor personnel satisfying the labor category requirements listed in Attachment F, incorporated herein and attached hereto. Copies of resumes will be provided for each employee to document the satisfaction of the labor category requirements. Subcontractor’s personnel who are designated as essential to performance (“Key Personnel”) are identified in Attachment F. Subcontractor shall not remove or replace Key Personnel without Amentum’s prior written approval, except in the case of unavailability due to illness, injury, or termination of employment. If any of the Key Personnel are unavailable to continue full-time work as provided herein, and suitable substitute individuals who are acceptable to Amentum and Crane, if applicable, are not available within five (5) days of
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written notice of unavailability, then Amentum shall have a right to replace those personnel without penalty. All personnel assigned to perform shall be subject to the prior approval of Amentum and Crane, if applicable.
10.2.    Amentum may direct the Subcontractor to remove any of Subcontractor’s personnel whose performance is deemed unacceptable by Amentum, or Crane, and it shall be the responsibility of Subcontractor to remove that individual at no cost to Amentum. If Subcontractor is directed to remove any of Subcontractor’s personnel from further performance under this Subcontract at the direction of Crane, or due to misconduct, safety violations, unethical conduct, security reasons, failure to comply with Subcontract requirements, or violation of law or installation regulations, Subcontractor shall bear all costs associated with such removal including the costs of replacement of such personnel. Such removal shall not excuse Subcontractor from performance of any requirement under this Subcontract.
10.3.    Employment Eligibility for work in the United States. FAR Subpart 22.18 Employment Eligibility Verification requires subcontractors to verify employment eligibility of all personnel assigned to the Subcontract for work in the United States in accordance with DHS’s E-Verify System. As provided under FAR 52.222-54 Employment Eligibility Verification, Subcontractor shall verify employment eligibility of (a) all employees assigned to this Subcontract within ninety (90) calendar days after the date of execution of this Subcontract or thirty (30) calendar days of the employee’s assignment to the Subcontract; and (b) all new hires of Subcontractor working in the U.S. within three business days after the date of hire and no more than ninety (90) days of enrollment in E-Verify.
11.    Drug Free Workplace. Subcontractor has certified to Amentum by execution of this Subcontract that Subcontractor is in full compliance with the Drug-Free Workplace Act of 1988 and has implemented an adequate program to ensure ongoing compliance.
12.    Notice of Delay. When a condition delays or threatens to delay, including an actual or potential labor dispute, the timely performance of this Subcontract, Subcontractor shall immediately notify Amentum in writing. Such notice shall include all relevant information regarding such dispute or other condition.
13.    Subcontractor Contacts with Crane and other Vendors. Amentum shall be responsible for all liaisons and communications with Crane and Amentum’s other vendors for the term of this Subcontract. Subcontractor Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7 REF: SCM-715-6F Subcontract Agreements Date of Issue: 04/17/2025 Page 12 shall not communicate with Crane or Amentum’s other vendors regarding this Subcontract or its performance, unless authorized to do so by Amentum’s authorized Representative.
14.    Assignment and/or Subcontracting. Subcontractor shall not assign this Subcontract or any rights, interest, or payments, or the performance of a material portion greater than 50% of its duties under this Subcontract without the prior written consent of Amentum’s authorized Procurement Representative. For purposes of this section, a merger of Subcontractor into another legal entity, sale of a majority of its ownership interests, or change in control shall constitute an assignment requiring written consent.
Subcontracting under this agreement may require a Small Business Subcontracting Plan (SBSP) IAW FAR 52.219-9. Select one of the options below:
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☐	Subcontractor is a small business under the NAICS and Size Standard identified on page 1.
☐	The subcontract is does not meet the threshold for a SBSP
☐	The subcontract is a personal services contract.
☐	The entire subcontract will be performed outside of the United States or its territories.
☐	The subcontract is for Commercial Items/Services as defined in FAR 2.101.
☐	The subcontract has no further subcontracting opportunities.
☐	Explain: Click or tap here to enter text.
☐	The subcontractor has further subcontracting opportunities and an approved Commercial Subcontracting Plan (Copy Attached).
☐	The subcontractor has further subcontracting opportunities and an approved Comprehensive SBSP (Copy Attached).
☐	The subcontractor has further subcontracting opportunities and has attached an individual SBSP that complies with FAR 52.219-9 for this effort.

If the Subcontractor represented that they did not plan to subcontract to lower tier subcontractors at the time of award, the Subcontractor is prohibited from lower tier subcontracting after award without Amentum’s prior written approval.
Lower-tier subcontracts must comply with prevailing wages and related acts as applicable. See Section II, paragraph 45 for additional requirements relating to subcontracting at any tier.
15.    Classified Information. Reserved
16.    Permits, Fees, and Licenses. Except as may be otherwise provided in this Subcontract, Subcontractor shall obtain and pay for all applicable permits, fees, and licenses required to perform the Services provided hereunder in both CONUS and OCONUS locations, as applicable, at no additional charge to Amentum.
17.    Non-Solicitation Provision. Except where employee non-solicitation restrictions are expressly excluded by law or regulation, during the term of this Subcontract, including all options and extensions, and for a period of one (1) year thereafter, Subcontractor shall not solicit the services of or make an offer of employment to any current employee of Amentum, without the express written consent of Amentum. This shall in no way, however, be construed to restrict, limit, or encumber the rights of any Amentum employee granted by law or prohibit any employee of Amentum from responding to public advertisements for employment.
18.    Gratuities. Subcontractor warrants that it has not offered or given, and will not offer or give to any employee, agent, representative of Amentum, or Crane, a payment, gratuity, or kickback for obtaining or rewarding favorable treatment by Amentum or its representatives with respect to the terms, conditions, price, performance, or award of a Subcontract. A breach of this warranty shall be a material breach of the Subcontract and may result in the termination of the Subcontract for default and/or notification to Crane of such breach.
19.    Compliance with Laws. Subcontractor shall comply with all applicable federal, state, and local laws, rules, regulations, and orders, including those of other countries where performance may take place. Subcontractor agrees to indemnify and hold Amentum and its subsidiaries, affiliates and their respective owners, officers, directors, employees, contractors, and agents, harmless against any damage, loss, or liability due to Subcontractor’s violation or noncompliance with such laws, rules, regulations, and orders.
20.    Business Ethics and Compliance. If the value of this Subcontract exceeds the threshold specified in FAR 3.1004(a) on the date of award and the performance period is more than 120 days, Subcontractor
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confirms that it has established a business ethics and compliance program at least as comprehensive as the requirements under FAR 52.203-13, Contractor Code of Business Ethics and Conduct, and the principles set forth in the Amentum Business Partner Code of Conduct. Subcontractor agrees that it will not engage in and shall take appropriate steps to ensure that anyone working on its behalf in connection with performance under this Subcontract does not engage in activity that would expose Amentum to a risk of criminal, civil, or administrative penalties under any applicable laws and regulations, including but not limited to, laws and regulations pertaining to corruption, bribery, antitrust, and trafficking in human persons. FAR 52.203-13 shall be flowed down to Subcontractor’s lower-tier contractors, as provided therein.
20.1.    Subcontractor shall disclose in writing to Amentum and satisfy the disclosure requirements under FAR 3.1003 (a)(2) and FAR 52.203-13 when the Subcontractor has credible evidence that a principal, director, officer, employee, agent, or subcontractor of the Subcontractor has committed: (a) a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations per Title 18 of the U.S. code or (b) a violation of the False Claims Act. As provided in FAR 3.1003(a)(3), if the Subcontractor becomes aware that the Government or Amentum has overpaid on a contract financing or invoice payment, the Subcontractor shall provide a written disclosure to the Amentum and shall remit the overpayment amount to the Amentum and be liable to the Amentum for any damages or penalties arising therefrom.
20.2.    Subcontractor shall comply at all times with the requirements of 52.222-50, Combating Trafficking in Persons, and must immediately notify Amentum of any credible information Subcontractor receives from any source that alleges a Subcontractor employee, a lower-tier subcontractor, a lower-tiersubcontractor employee, or their agent has engaged in conduct that violates the Federal Government’s policy on combating trafficking as described in FAR 52.222-50. FAR 52.222-50 shall be flowed down to Subcontractor’s lower-tier contractors or agents as outlined therein.
20.3.    Subcontractor, and its subcontractors as applicable, shall not use child labor as defined by applicable Federal, state, or local law or use forced or compulsory labor, will not physically abuse its employees, and will respect its employees’ rights to choose whether to be represented by third parties and bargain collectively in accordance with applicable law. Subcontractor shall comply with all applicable laws and regulations regarding any wage and benefit, working hours and overtime, health and safety, and environmental matters. Failure to comply with the obligations in this clause is a material breach and shall be cause for immediate termination without penalty or further liability to Amentum.
20.4.    If Subcontractor has cause to believe Amentum or any employee or agent of Amentum has conducted themselves improperly, unethically, or inconsistent with the provisions under this Subcontract and its attachments, Subcontractor shall immediately report such behavior to the Procurement Representative. Failure to report may result in termination of this Agreement.
21.    Property and Confidential Information. Each Party’s (“Discloser”) property, including drawings, specifications, and data, furnished to the other Party hereunder shall remain the exclusive property of the Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7 REF: SCM-715-6F Subcontract Agreements Date of Issue: 04/17/2025 Page 14 Discloser and shall not be used by the other Party (“Recipient”) for its own purposes or given to, or shared with, a third party without the express written consent of the Discloser. When practical, all such Discloser property shall be marked as belonging to the Discloser, shall be physically segregated from the property of the Recipient or third-party property located on Recipient’s premises, and shall be used exclusively to perform, or receive the benefit of, the Services requirements of this Subcontract. Upon Subcontract completion, all furnished property shall be returned to the Discloser in the same condition as received, allowing for reasonable wear and tear, except to the extent that the property has been incorporated into the Services delivered or consumed in the performance of the Services. Property and Confidential Information. A Party’s property, including drawings, specifications, and data, furnished to the other Party for the performance of the
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Services shall remain its exclusive property and shall not be used by the other Party for its own purposes or given to, or shared with, a third party without first obtaining such Party’s express written consent. When practical, all such property shall be marked as belonging to a Party, shall be physically segregated from the property of the other Party or third-party property located on a Party’s premises, and shall be used exclusively to perform the Services requirements of this Subcontract. Upon Subcontract completion, all property furnished to a Party shall be returned to the furnishing Party in the same condition as received, allowing for reasonable wear and tear, except to the extent that the property has been incorporated into the Services delivered or consumed in the performance of the Services. A Party shall be responsible for all loss or damage to the other Party caused by neglect.
Confidential Information. Confidential Information includes all Discloser information in any form whatsoever identified in writing at the time of the disclosure by a legend or identified as proprietary to the Recipient orally at the time of disclosure. All drafts or final documents that, in whole or in part, which comprise or include proposals or proposal information, financial data, methodologies, technical data, diagrams, designs, models, or strategic plans shall be deemed Confidential Information, regardless. No license, right or interest under any copyrights, patents, trademarks, or trade secrets is granted or implied with respect to Confidential Information disclosed by the Discloser. Confidential Information does not include information which can be demonstrated to have been (i) known to or independently developed by Recipient prior to receipt thereof, to the extent documentary evidence is clear and convincing; (ii) lawfully publicly available or (iii) lawfully received by the Recipient from third parties not bound by confidentiality obligations to the Discloser. The Recipient agrees to protect the Confidential Information from disclosure by exercising no less than reasonable care. The Recipient agrees not to disclose to employees other than those with a need to know. The Recipient agrees to use the Confidential Information only for the purposes of performing or receiving the benefit of, as applicable, the Services hereunder. The Recipient shall return or destroy all Confidential Information (and any copies thereof) at termination or immediately upon any direction by the Discloser during performance. The confidentiality restrictions shall survive for a period of five (5) years after termination.
22.    Amentum or Crane Property. This section describes Subcontractor’s obligations regarding use of Crane and AMENTUM property.
CFE. It is anticipated that Crane-Furnished Equipment (CFE) including Contractor Acquired Property (CAP) or Crane-Furnished Information (CFI) will be required by or supplied to Subcontractor. Such equipment will be returned to the Crane or AMENTUM, depending on disposition instructions, at the end of the Agreement. Office automation equipment to perform office tasks is considered Subcontractor-supplied equipment unless directly billed and reimbursed as a direct cost under this Agreement.
Accountability. The Project Manager is responsible for accounting for all CFE, CAP, and/or CFI in accordance with AMENTUM Policies and Procedures. The Project Manager must report movement of any property to the AMENTUM Property Administrator. Only AMENTUM or Crane will procure any necessary material required, including hardware, software, and other equipment.
Delay in Providing CFE. If requisite CFE or CFI is not provided to Subcontractor by the required specified date, Subcontractor shall immediately notify the AMENTUM Subcontract Administrator and the designated Project Manager and indicate the impact of its absence.
Responsibilities. If any AMENTUM/Crane property or information is furnished to or acquired by Subcontractor at any time during the term of this Agreement, Subcontractor assumes the risk and shall be responsible for any loss or damage. In accordance with this provision, Subcontractor will return such property/information for use in connection with this Agreement. Subcontractor shall establish Property Control procedures to control, protect, preserve, and maintain all such property/information in accordance with commercial best practices.
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Annual Inventory Reporting. Subcontractor will be required annually to inventory and account for all Crane Property in their possession under this Agreement. Subcontractor is required to send to the AMENTUM Subcontract Administrator named in Section G-1 a complete and accurate inventory of property in the Custody of Subcontractor, not later than September 15 of each year. (Date may vary depending on the Crane Contract and/or AMENTUM’s Property Management requirements.)
Residual CFE. Thirty (30) days before Subcontract end, the Project Manager shall coordinate with the AMENTUM’s Property Administrator regarding disposition instructions for CFE, CFI, or CAP.
23.    Preservation of the Government’s Rights. If Amentum or Subcontractor furnish designs, drawings, special tooling, equipment, engineering data, or other technical or proprietary information (“Furnished Items”) which Amentum or the Crane own or has the right to authorize the use of, then nothing herein shall be construed to mean that either Party may modify or limit any rights Amentum or Crane may have to authorize Subcontractor’s use of such Furnished Items in support of other Amentum or Crane contracts.
24.    Public Release of Information. No public release of information, news release, announcement, advertisement, posting to social networks or third-party forums, denial or confirmation of this Subcontract or the subject matter hereof, shall be made without Procurement Representative’s prior written approval.
25.    Patent, Copyright, and Trade Secret Indemnity. Subcontractor agrees to indemnify, defend, and hold harmless Amentum, its officers, agents, and employees, its customer and its officers, agents, and employees (each an “indemnified party”), from any third party claim and any costs, expenses, damages, or liability that is awarded to the third party to the extent of any third party claim alleging that a deliverable under the SOW infringes any patent, copyright, or trademark. Subcontractor’s obligations under this Section are contingent upon: (i) the indemnified party will give prompt written notice of the claim for which indemnification is sought; provided, that, the indemnifying Party will not be relieved of its obligations hereunder except to the extent the delay on the indemnified Party materially prejudices the indemnifying Party’s ability to defend the claim; (ii) the indemnified party will, at Subcontractor’s reasonable request and expense, reasonably cooperate with Subcontractor in its defense and settlement of the claim; and (iii) Subcontractor will have sole control over the defense and settlement of the claim; to the extent permitted by law and the Prime Contract provided, that, Subcontractor will not enter into any settlement that admits fault or liability on behalf of the indemnified Party, or that does not fully release the indemnified Party of all liabilities related to the claim, without the prior written consent of the indemnified Party (not to be unreasonably withheld, conditioned or delayed). Subcontractor shall have no obligation under this section to the extent the claim is based on (a) unauthorized use of the deliverable, or (b) modification or changes to the deliverable.
26.    Technical Data and Computer Software Rights. Notwithstanding anything contained herein, Subcontractor agrees that it grants to Crane the rights required for the work performed herein. Subcontractor grants to Amentum the right to use Subcontractor technical data developed, delivered, or used under this Subcontract by Subcontractor to the extent necessary for Amentum to perform its obligations under the Prime Contract and to fulfill all data rights delivery requirements of the Government therein. Subcontractor shall notify Amentum of its intent to exit the business of manufacturing and supplying Toggle MRAM at least 120 days prior to exiting the business (the “Exit Notice”). Within 30 days after Subcontractor provides Amentum an Exit Notice or Subcontractor entering a bankruptcy proceeding in the United States of America that is not dismissed within 90 days, Subcontractor will hereby grant Government Purpose Rights (as defined in DFARS 252.227-7013) will offer Government Purpose Rights (for the life of the intellectual property) to any Subcontractor owned intellectual property rights necessary to manufacture, support, and maintain the Toggle MRAM that Subcontractor was manufacturing at the time of the Exit Notice or bankruptcy.
27.    Non-Exclusivity. Except as provided under this Agreement or under workshare terms expressly incorporated in the SOW or a Teaming Agreement, nothing contained in this Subcontract or associated
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documents shall require Amentum to purchase Services from Subcontractor, and Subcontractor has no right or privilege to exclusively provide to Amentum any of the types of Services described in or purchased under this Subcontract. Amentum may contract with other suppliers for the procurement of any such Services on any terms and conditions deemed appropriate in the sole and absolute discretion of Amentum.
28.    Stop-Work Order. Amentum may, at any time, by written notice to subcontractor, stop all or any part of the work hereunder for up to ninety (90) days, but only if Crane first stops work on the Prime Contract or the portion of the Prime Contract that includes Subcontractor’s work under this subcontract. Upon receiving a stop-work order, the Subcontractor shall immediately comply with its terms and take all reasonable steps to avoid incurring any additional costs allocable to such work. If the stop work order results in an increase in price or schedule, Subcontractor may submit for an equitable adjustment within thirty (30) days after the resumption of work and if an agreeable equitable adjustment is not agreed to, then Subcontractor will not be required to resume any work subject to the stop work order. If the parties do not agree to an equitable adjustment, such dispute shall be resolved pursuant to the disputes section below.
29.    Termination for Convenience. Amentum reserves the right, to terminate this Subcontract in whole or part, by written notice of termination or convenience to Subcontractor, but only if and to the extent that Crane first terminates the Prime Contract or the portion of the Prime Contract that includes Subcontractor’s work under the Subcontract. Amentum understands that Subcontractor must commit at the point of Order execution to payment of all its suppliers in full. Amentum, therefore, agrees to pay Subcontractor, regardless of whether this Order is terminated for convenience: (1) the full amount Subcontractor has paid to vendors, subcontractors, and suppliers in connection with the performance of the Order; (2) the full amount Subcontractor is obligated to pay to vendors, subcontractors, and suppliers in connection with the performance of the Order; and (3) any and all costs or expenses Subcontractor incurs ancillary to such performance or to the termination of the Order. Subcontractor agrees to furnish Amentum with reasonable documentation of such payments, obligations, costs, or expenses, but, in doing so, shall not have to comply with FAR cost accounting regulations or the Cost Accounting Standards.
25.    Termination for Default. Amentum may, without liability, and in addition to any other rights or remedies provided herein or by law, terminate this Subcontract in whole or in part by written notice of default if Subcontractor; (a) fails to deliver the supplies or perform the services within the time specified and such failure is due to Subcontractor’s fault or negligence; (b) fails to make sufficient progress with the work, thereby endangering completion of performance within the time specified; or (c) fails to comply with any of the other instructions, terms, or conditions of the Subcontract. Amentum’s right to terminate for default may be exercised only if Subcontractor does not develop, within 30 days after receiving Amentum’s notice of such failure, a plan to cure the failure that is reasonably acceptable to Amentum. In the event of a partial termination, Subcontractor shall continue the work not terminated. Amentum shall owe Subcontractor the Order price for any completed supplies/services.
If Amentum terminates this Subcontract in whole or in part, Amentum may purchase similar Services to those terminated; In the event of a partial termination, Subcontractor shall continue the Services not terminated. Amentum shall owe Subcontractor the Subcontract price for any completed Services delivered and accepted only, less amounts for which Subcontractor may be responsible as set forth in this paragraph. Amentum may withhold from any payments due Subcontractor any sum necessary to protect Amentum against any liability or expenses due to the termination for default. Failure of the Parties to agree upon any termination settlement amount shall be a dispute under the Disputes clause hereof.
If, after termination, it is determined the Subcontractor was not in default, or that the default was excusable, the rights and obligations of the Parties shall be the same as if the termination had been issued for the convenience of Amentum.
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30.    Insolvency. If Subcontractor ceases to conduct normal business operations (including inability to meet its obligations), or if any proceedings under bankruptcy or insolvency laws are brought by or against Subcontractor, or a receiver for Subcontractor is appointed or applied for, or Subcontractor makes an Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7 REF: SCM-715-6F Subcontract Agreements Date of Issue: 04/17/2025 Page 17 assignment for the benefit of creditors, Amentum may terminate this Subcontract, without liability, except for Services performed and accepted in accordance with the terms of this Subcontract. In the event of Subcontractor’s insolvency, Amentum shall have the right to procure the balance of this Subcontract from others without liability.
31.    Disputes
31.1.    Disputes Related to the Crane Prime Contract. If a decision under the Prime Contract is made by Crane and such decision is also related to this Subcontract, said decision, if binding upon Amentum under the Prime Contract shall in turn be binding upon Amentum and Subcontractor insofar as it relates to this Subcontract. All of Subcontractor’s claims, controversies or disputes concerning matters which pertain to disputes shall be governed by the provisions of this clause and Subcontractor shall provide Amentum, with a timely and detailed written notice of any such claims or controversies. Any decision under this disputes process relating to this Subcontract or Subcontractor’s performance hereunder (“Final Decision”) shall be conclusive and binding upon Subcontractor unless appealed and reversed. Amentum shall notify Subcontractor of any Final Decision within ten (10) calendar days of Amentum’s receipt thereof. In the event Amentum elects to appeal any Final Decision, pursuant to the disputes process, Subcontractor shall provide Amentum with reasonable assistance in the prosecution of such appeal. Subcontractor further agrees to reimburse Amentum for any and all reasonable costs associated with an appeal arising out of or relating to the Subcontract taken upon behalf of Subcontractor. However, if Subcontractor notifies Amentum in writing that such an appeal should not be taken upon Subcontractor’s behalf, Amentum shall have the right to continue to such an appeal upon behalf of Amentum and Subcontractor with Subcontractor providing reasonable assistance in the prosecution of such an appeal as described herein.
In the event Amentum elects not to appeal any Final Decision pursuant to the disputes clause of the Prime Contract, Amentum shall so notify Subcontractor in writing within fourteen (14) calendar days of Amentum’s receipt of a Final Decision. If within ten (10) calendar days of receipt of Amentum’s notice of a decision not to appeal any Final Decision, Subcontractor requests Amentum, in writing, to appeal the Final Decision or to otherwise assert a claim, Amentum shall do so at the sole expense of Subcontractor provided such an appeal would not be in violation of any civil or criminal statute. If Amentum appeals any such Final Decision, whether at its election or at Subcontractor’s request, a final judgment in any such appeal, if binding upon Amentum under the Prime Contract, shall in turn be binding upon Subcontractor and Amentum under this Subcontract.
As used herein, the term “appeal” shall include any and all proceedings taken by Amentum before a Government agency, and, if applicable a Board of Contract Appeals, and any court. Subcontractor shall be conclusively bound by any decision of any such dispute resolution forum or tribunal. Pending completion of this Subcontract or final disposition of a dispute pursuant to this section that release Subcontractor from performance, Subcontractor shall, at all times, proceed diligently with the performance of this Subcontract.
31.2.    Disputes Not Arising under the Prime Contract. In the event the Parties fail to reach mutual agreement with respect to any other dispute not arising under the Contract Disputes Act within thirty (30) days of receipt of a dispute from the claimant, either Party may pursue any right or remedy it may have against the other at law or in equity as provided hereunder. For disputes cognizable under this section, this Agreement and the performance thereof shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its
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rules on choice or conflict of laws. The United Nations Convention on Contractors for the International Sale of Goods shall not apply to this Agreement. Subcontractor agrees that withholding of a payment to Subcontractor for a specific deliverable as listed on Attachment C “Statement of Work” based on a good faith dispute that the payment is owed shall not be considered a material breach of this Subcontract excusing further performance to the extent Subcontractor has been notified of the underlying issue in writing enumerating the reason(s) for withholding the payment with respect to the specific deliverable and Subcontractor has been provided an opportunity to remediate the issue Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7 REF: SCM-715-6F Subcontract Agreements Date of Issue: 04/17/2025 Page 18 either in whole or in part and provided all undisputed amounts have been promptly paid. If the parties do not resolve the dispute within thirty (30) days, then the parties shall resolve the dispute in accordance with the disputes section below.
Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Subcontract shall be brought in the United States District Court for the Eastern District of Virginia (or, if subject matter jurisdiction is unavailable, in the state courts of the Commonwealth of Virginia located in Fairfax County, VA), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action, or proceeding may be served on Subcontractor anywhere in the world, whether within or without the Commonwealth of Virginia. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBCONTRACT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Pending settlement or final decision of any such dispute, Subcontractor shall proceed diligently with the performance of this Subcontract in accordance with the direction of Amentum and shall not be entitled to suspend or otherwise delay its performance of the Work.
32.    Indemnification. Subcontractor shall, to the fullest extent permitted by law, protect, defend, hold harmless and indemnify Amentum, including Amentum’s directors and officers, from and against any and all expenses and liabilities, claims, causes of action, lawsuits and/or other proceedings, penalties, attorney’s fees, damages and losses of any kind whatsoever including without limitation, the death of or injury to persons and damage to property, to the extent actually resulting from or arising out of or associated with Subcontractor’s (or any of its subcontractors’, suppliers’, employees’, agents’ or representatives’): (i) gross negligence, fraud, or willful or intentional misconduct in performing under this Order; or (ii) unlawful conduct.
33.    Cost Accounting Standards / Defective Cost & Pricing Data Indemnification. Subcontractor agrees to indemnify, defend, and hold harmless Amentum, each of Amentum’s owner(s), its officers, directors, affiliates, agents, and employees, its customer and its officers, agents, and employees, and those for whom Amentum may act as agent, from any costs, penalties, expenses, damages, or liability for (1) any violation by the Subcontractor, or any of its subcontractors at any tier, of the Cost Accounting Standards, to the extent applicable to the Subcontract issued hereunder, during the performance of the Subcontract, including those cases which result in any cost disallowances or non-acceptance of reimbursable costs; or, (2) any defective cost or pricing data submitted directly or indirectly to the Government by the Subcontractor, or any of its subcontractors at any tier, with respect to any pricing action or proposal under the scope of Truthful Cost or Pricing Data.
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34.    Limitation of Liability. SUBCONTRACTOR AGREES THAT THE OTHER PARTY SHALL NOT BE LIABLE FOR LOST PROFITS, LOST REVENUES, LOST BUSINESS OPPORTUNITIES, LOSS OF OR CORRUPTION OF DATA OR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THE OTHER PARTY’S PERFORMANCE OR NON-PERFORMANCE OF THIS ORDER. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY DAMAGES, LIABILITIES, COSTS, OR CLAIMS ARISING OUT OF OR RELATING TO THE PERFORMANCE OF THIS ORDER IN EXCESS OF THE TOTAL PRICE OF THIS ORDER. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER OR THE INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS.
35.    Compliance with International Anti-Bribery and Anti-Corruption Laws.
35.1.    Subcontractor will perform under this Order in accordance with the U.S. Foreign Corrupt Practices Act (FCPA), U.K. Bribery Act, similar foreign laws, and Business Partner Code Of Conduct (http://www.amentum.com/doing-business-with-us/) and shall not offer, promise, authorize, or approve to pay or actually pay money or anything of value (including gifts), directly or indirectly, to a foreign official in connection with the performance of this Subcontract that are contrary to the laws of the United States, Subcontractor’s country, or the laws of any foreign country in which Amentum performs under this Subcontract. Amentum may take any action or combination of actions as described in Clause 28, Termination for Default against Subcontractor and its individual employees for violations of this provision. Subcontractor shall include this provision, including this sentence, in all lower-tier agreements. Subcontractor shall comply with any and all laws, ordinances, statutes, rules, and regulations of the United States applicable to the performance of this Order.
35.2.    Subcontractor agrees that it shall immediately notify Amentum of any actual or suspected violation of this clause by Subcontractor (“Incident”). If an Incident occurs, Subcontractor shall fully cooperate with Amentum’s investigation into the Incident and provide all necessary material related to the Incident to satisfy Amentum’s investigation. Subcontractor shall provide access to information required by Amentum and shall make all members of Subcontractor’s Group available to answer questions or otherwise assist Amentum in its investigation.
36.    International Trade Compliance. It is the policy of Amentum to follow all applicable international trade regulations, and Amentum will not conduct business with any sanctioned or embargoed countries without prior approval from the proper Government agency(ies). The Subcontractor is responsible for and expected to keep up with the most current version of applicable international trade regulations and be in full compliance at all times. If the Subcontractor has knowledge of, or suspects that a violation may occur or may take place, Subcontractor is required to notify Amentum immediately.
36.1.    The services, products, technology and/or technical data provided or disclosed in performance of this Subcontract may be subject to required and continuing U.S. Government approvals, and Subcontractor shall take those measures necessary to ensure compliance with all International Trade regulations including the Department of State (DoS), Directorate of Defense Trade Control (DDTC), International Traffic in Arms Regulations (ITAR) governing the export of defense articles, technical data, and the provision of defense Services; the Department of Commerce (DoC), Bureau of Industry and Security (BIS), Export Administration Regulations (EAR) governing the export and re-export of commercial and dual use items and technology, and the Department of the Treasury, Office of Foreign Assets Control (OFAC) regulations and any other U.S. Government regulation applicable to the export/import, re-export, or disclosure of such controlled technical data (or the products thereof) to parties who are not considered U.S. Persons under U.S. export controls whether within, or outside, the U.S., including those employed by, or otherwise associated with, Subcontractor.
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36.2.    All export and licensing transactions performed under this Subcontract shall fully comply with the applicable Federal regulations. Furthermore, Subcontractor represents that “Neither the applicant, its chief executive officer, president, vice presidents, other senior officers or officials (e.g. comptroller, treasurer, general counsel) nor any member of its board of directors is: a. The subject of an indictment for or has been convicted of violating any of the U.S. criminal statutes enumerated in ITAR 120.27 since the effective date of the Arms Export Control Act, Public Law 94-329, 90 Stat. 729 (June 30, 1976); or b. Ineligible to contract with, or to receive a license or other approval to import defense articles or defense Services from, or to receive an export license or other approval from any agency of the U.S. Government.”
36.3.    OFAC administers a number of U.S. economic sanctions and embargoes (which are published on the OFAC website at www.treas.gov/ofac) and the Subcontractor acknowledges and agrees to comply with all such U.S. regulations regarding the purchase, sale, transportation, swap, financing, brokering transactions related to goods or services of sanctioned and embargoed country origins, services owned or controlled by sanctioned and embargoed country governments, export/import, reexport, or disclosure and will obtain any and all such registrations, licenses, permits, agreements, approvals and/or certifications, as may be required by regulation for the products, services, and/or technical data that may be provided to Amentum under this Subcontract before initiating performance.
36.4.    U.S. anti-boycott laws require that U.S. firms refuse to participate in foreign boycotts that the United States does not sanction. In addition, the laws prevent U.S. firms from being used to implement foreign policies that are counter to U.S. policy. Although the anti-boycott laws apply to all non-U.S.- sanctioned boycotts imposed by foreign countries, the Arab League’s boycott of Israel is the principal foreign economic boycott concerning U.S. firms. Anti-boycott law prohibitions include:
36.4.1.    Agreements to refuse or actual refusal to do business with or in Israel or with blacklisted companies.
36.4.2.    Agreements to discriminate or actual discrimination against other persons based on race, religion, sex, national origin, or nationality.
36.4.3.    Agreements to furnish or actual furnishing of information about business relationships with or in Israel or with blacklisted companies.
36.4.4.    Agreements to furnish or actual furnishing of information about the race, religion, sex, or national origin of another person.
36.5.    The Subcontractor shall notify Amentum if any deliverable under this Subcontract is restricted by any applicable international trade compliance laws and regulations. The Subcontractor shall provide to Amentum in writing the export commodity jurisdiction and classification (i.e. the export classification under the Export Administration Regulations (EAR), International Traffic in Arms Regulations (ITAR), EU List of Dual Use Items and Technology, Wassenaar Arrangement’s List of Dual-Use Goods and Technologies or other applicable export control list), and the harmonized tariff schedule code of any item or information to be furnished in fulfilment of this purchase order. The Subcontractor shall notify Amentum in writing of any changes to the export jurisdiction and/or classification and/or harmonized tariff schedule code of the item or information. Subcontractor represents that an official authorized to bind the Subcontractor has determined that the Subcontractor or designer, manufacturer, Subcontractor or other source of the work has properly determined the export jurisdiction and classification.
36.6.    The Subcontractor shall promptly provide Amentum with any technical descriptions, specifications, or information requested to support the export commodity jurisdiction,
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classification, or Harmonized Tariff Schedule of the United States Annotated (HTS) code determination or necessary to obtain proper export/import authorization from the appropriate government agency.
36.7.    Subcontractor shall provide or assist in obtaining certificates of origin, declarations required to clear goods through U.S. or foreign Customs, affidavits, proof of importation, or any other Customs requirements as requested by Amentum to recover import duties related to the work.
36.8.    Subcontractor shall maintain and make available to Amentum all records supporting any certificates of origin, declarations, valuation determinations, and/or affidavits provided to Amentum as support for Amentum’s claims for duty free or preferential treatment for five years after the date on which the aforementioned document(s) were provided.
36.9.    Subcontractor warrants that no products provided to Amentum are made in whole or part from any good from the Xinjiang Uyghur Autonomous Region (XUAR) of China that are subject to the Uyghur Forced Labor Prevention Act signed into law in the U.S. on December 23, 2021.
37.    Organizational Conflict of Interest. Subcontractor warrants that, to the best of its knowledge and belief, there are no relevant facts or circumstances which would give rise to an organizational conflict of interest, as defined in the Federal Acquisition Regulation (FAR) Part 9, Subpart 9.5, or that the Subcontractor has disclosed all such relevant information.
37.1.    Subcontractor agrees that if an actual or potential organizational conflict of interest is discovered after award, the Subcontractor shall make a full disclosure in writing to Amentum. This disclosure shall include a description of actions which the Subcontractor has taken, or proposes to take, to avoid or mitigate the actual or potential conflict. In the event a disclosure to the Government regarding an actual or potential OCI is necessary, Subcontractor may interface directly with the Government to resolve the OCI with prior approval from Amentum. The Subcontractor shall abide by any determination by the Contracting Officer with respect to any mitigation or neutralization direction. The Contracting Officer’s direction shall be binding and conclusive upon the Subcontractor. Subcontractor shall promptly inform Amentum of any Contracting Officer determination or direction. To the extent necessary, Amentum may terminate the Subcontract for convenience in order to abide by the determination of the Contracting Officer.
37.2.    If the Subcontractor was aware of a potential organizational conflict of interest prior to the award or discovered an actual or potential conflict after award and did not disclose or misrepresented relevant information to Amentum, Amentum may terminate the Subcontract for default. The Subcontractor shall insert the substance of this clause in all lower-tier subcontracts.
38.    Personally Identifiable Information. Personally Identifiable Information (“PII”) includes any information that can be associated with or traced to any individual, including an individual’s name, address, telephone number, e-mail address, credit card information, social security number, employee census information, dependent information or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically) and includes such information that is generated, collected, stored or obtained as part of this Subcontract, including transactional and other data pertaining to users. Subcontractor will comply with all applicable privacy and other laws and regulations relating to the protection, collection, use, and distribution of PII. In no event may Subcontractor sell or transfer PII to third parties, or otherwise provide third parties with access thereto, except as necessary in the performance of this Subcontract and in accordance with all applicable US and non-US laws and regulations. Subcontractor agrees that all PII collected by or provided to Subcontractor in the performance of this Subcontract shall be safeguarded and stored in compliance with all applicable US and non-US laws and regulations. Immediately upon becoming aware of any unauthorized access or disclosure of PII or of a suspected or actual breach of security involving PII, Subcontractor will notify Amentum’s Procurement Representative within two (2) hours of Subcontractor becoming aware of such occurrence,
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investigate the breach and fully cooperate to remedy the situation. Subcontractor will comply with and will fully cooperate to assist Amentum in complying with data security laws and security breach notification laws.
39.    Data Protection Regulations. When performance under this Subcontract involves collecting, transmitting, storing, and/or using PII of employees. Subcontractor agrees to abide by any and all applicable data protection laws and regulations.
40.    Counterfeit Parts. For the purpose of this clause, “Parts” means those parts delivered or used under this Subcontract that are the lowest level of separately identifiable items (e.g., articles, components, and assemblies). “Counterfeit Parts” means Parts that are or contain items misrepresented as having been designed and/or produced under an approved system or other acceptable method. The term “Counterfeit Parts” also includes approved Parts that have reached a design life limit or has been damaged beyond possible repair but is altered and misrepresented as acceptable.
41.1.    Subcontractor warrants without limitation as to time that the goods delivered pursuant to this Purchase Order shall (i) be and only contain materials obtained directly from the Original Component Manufacturer (OCM) or the Original Equipment Manufacturer (OEM) (collectively, the Original Manufacturer (OM) or an authorized OM reseller or distributor (collectively, an Authorized Distributor); (ii) not be or contain Counterfeit Items or Suspect Counterfeit Items. Subcontractor shall obtain and retain all documentation required to fully trace the distribution and sale of the goods delivered hereunder back to the relevant OM. Counterfeit Item means an unlawful or unauthorized reproduction, substitution, alteration, or the false identification of grade, serial number, lot number, date code, or performance characteristic, that has been knowingly mismarked, misidentified, or otherwise misrepresented to be an authentic, unmodified item from the OM, an Authorized Distributor, or an Aftermarket Manufacturer as defined in SAE AS5553 “Counterfeit Electronic Parts; Avoidance, Detection, Mitigation, and Disposition” (Authorized Aftermarket Manufacturer). A Suspect Counterfeit Item means an item for which credible evidence (including, but not limited to, visual inspection or testing) provides reasonable doubt that the item is authentic. Subcontractor warrants that it will not act as or engage an independent distributor, nonauthorized distributor, non-franchised distributor, non-authorized Subcontractor, or non-authorized reseller (collectively, Broker), to assist it in delivering goods pursuant to this Purchase Order unless Amentum provides prior written approval to do so. Any Subcontractor request to procure from a Broker shall include complete and compelling support for such request and shall include all actions completed by Subcontractor to ensure the goods thus procured are not Counterfeit Items. When so authorized by Amentum, Subcontractor shall be responsible for counterfeit risk mitigation testing and providing traceability identifiers for Broker procured parts, and identifying items delivered to Amentum that contain such parts. Subcontractor shall include the substance of this Section in all procurements for goods at all tiers.
41.2.    Subcontractor further warrants that it has and shall maintain a Counterfeit Item risk mitigation process, internally and with its Subcontractors, (reference SAE AS5553 and AS6174), for goods delivered hereunder. Amentum shall have the right to audit, inspect, and/or approve the processes at any time before or after delivery of the goods ordered hereunder. Subcontractor shall provide evidence of the Subcontractor’s risk mitigation process to Amentum upon request. Amentum shall have the right to require changes to the processes to conform to Amentum’s defined standards, Failure of the Subcontractor or any of its subcontractors to conform to the above process specifications and provisions may result in the termination of this Purchase Order. Subcontractor and Subcontractor’s subcontractors that are allowed access to the US Government Industry Data Exchange Program (GIDEP) shall participate in monitoring GIDEP reports and Subcontractor shall act on GIDEP reports that affect product delivered to Amentum. Subcontractor shall immediately notify Amentum with the pertinent facts if Subcontractor becomes aware of or suspects that items delivered for the Purchase Order are, or contain, suspect or confirmed counterfeit items. If a good delivered hereunder is discovered to be a
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Counterfeit Item or Suspect Counterfeit Item, Amentum shall have the right to quarantine the good for further investigation. The Subcontractor and/or the Subcontractor’s subcontractors shall cooperate in good faith with any investigation conducted by Amentum. Upon Amentum’s request, Subcontractor shall provide Amentum certificates of conformance with respect to the goods delivered. Amentum shall not be required to return the good during the investigation process and thereafter if not found to be authentic. Amentum shall not be liable for payment to Subcontractor of the price of any Suspect Counterfeit Items until determined to be authentic. If Amentum determines in its sole discretion that there is credible evidence that a good delivered under this Purchase Order constitutes a Counterfeit Item or Suspect Counterfeit Item, Subcontractor, or its subcontractor, shall, if directed by Amentum to do so, issue a GIDEP alert and shall ensure suspect or confirmed Counterfeit Items are not delivered to Amentum. Amentum reserves its right to issue its own GIDEP alert if Amentum concludes, in its sole estimation, that a good is a Counterfeit Item or Suspect Counterfeit Item.
41.2.1.    In the event that items delivered under this Order constitutes or includes Counterfeit Parts, Subcontractor shall, at its expense, promptly replace such Counterfeit Parts with genuine Parts conforming to the requirements of this Order. Notwithstanding any other provision in this Order, Subcontractor shall be liable for all costs relating to the removal and replacement of Counterfeit Parts, including without limitation Amentum’s costs of removing Counterfeit Parts, of installing replacement Parts and of any testing necessitated by the reinstallation of Parts after Counterfeit Parts has been exchanged. The remedies contained in this paragraph are in addition to any remedies Amentum may have at law, equity or under other provisions of this Order.
41.2.2.    Subcontractor shall include this Section or equivalent provisions in lower tier subcontracts for the delivery of items that will be included in or furnished as supplies to Amentum.
41.    Survival. In the event of termination or expiration of this Subcontract for any reason, the following clauses will survive such termination or expiration:
Section I. Schedule, Compensation, and Payment
6.    Limitation of Funds
9.    Setoff
11.    Insurance
Section II. General Terms and Conditions
1.    Integration and Order of Precedence
5.    Warranty of Services
13.    Subcontractor Contacts with Amentum’s Customer and other Vendors
14.    Assignment and/or Subcontracting
17.    Non-Solicitation
19.    Compliance with Laws
21.    Property and Confidential Information
22.    Government Property
24.    Public Release of Information
25.    Patent, Copyright, and Trade Secret Indemnity
26.    Technical Data and Computer Software Rights
29.    Termination for Convenience
30.    Termination for Default
32.    Disputes
33.    Indemnification
34.    Cost Accounting Standards / Defective Cost & Pricing Data Indemnification
35.    Limitation of Liability
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43.    Waiver of Rights / Severability
44.    Retention of Records
45.    Prevailing Wages and Related Requirements; and
This clause, Survival.

42.    Waiver of Rights / Severability. Failure of either Party to insist on performance of any provision of this Subcontract shall not be construed as a waiver of that provision or a waiver of Amentum or Subcontractor’s right to require compliance with such provision in any later instance. If any provision of this Subcontract is found to be illegal, invalid, or unenforceable under law, then the remainder of the Subcontract shall not be affected, impaired or invalidated; and all other provisions shall be valid and enforceable to the fullest extent permitted by law and to the extent such invalidity or unenforceability does not render the performance of the remainder of the Subcontract commercially senseless.
43.    Retention of Records. Unless a shorter period is specified by law or by applicable regulation, Subcontractor shall retain all records related to this Subcontract for ten (10) years from the final payment of this subcontract. Records related to this Subcontract are subject to audit by Amentum. At no additional cost, Subcontractor shall provide timely access to such records to the Crane and/or Amentum upon request for any examination, audit, or reproduction.
44.    Prevailing Wages and Related Requirements. – Reserved
45.    Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action, (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) national or regional emergency; (g) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice to the other Party within five (5) days of becoming Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7 REF: SCM-715-6F Subcontract Agreements Date of Issue: 04/17/2025 Page 24 aware of the Force Majeure Event and its impact, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause.

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Attachment A
Special Subcontract Clauses From Prime Contract
For purposes of interpreting the Federal Acquisition Regulation (FAR) and Defense Federal Acquisition Regulation Supplement (DFARS) clauses, except where further clarified or modified below, the term “Government” and equivalent phrases shall mean “Amentum”, the term “Contracting Officer” shall mean Amentum’s “Authorized Procurement Representative”, the term “Contractor” or “Offeror” shall mean “Subcontractor”, “subcontractor” shall mean “Subcontractor’s subcontractor” under this Subcontract, and the term “Contract” shall mean this Subcontract.
For avoidance of doubt, the words “Government” and “Contracting Officer” do not change when a right, act, authorization, or obligation can be granted or performed only by the Government or the Prime Contract contracting officer or duly authorized representative; for example, in FAR 52.227-1 or FAR 52.227-2, or when title to property is to be transferred directly to the Government.
See Attachment B Prime Flow Downs

Amentum FA8075-18-D-0014 Prime Contract Flow Downs
APPLICABILITY: The FAR and DFARS clauses cited herein, where applicable by their terms, are mandatory flow-down clauses incorporated herein by reference as if set forth in full text, unless otherwise specified. The full text of all MANDATORY clauses incorporated by reference is available at http://www.acquisition.gov/. The effective version of each FAR or FAR Supplement clause shall be as identified below.

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The intranet-posted version of this guidance is the document of record.
Attachment B
Flow Down Clauses From Prime Contract
For purposes of interpreting the Federal Acquisition Regulation (FAR) and Defense Federal Acquisition Regulation Supplement (DFARS) clauses, except where further clarified or modified below, the term “Government” and equivalent phrases shall mean “Amentum”, the term “Contracting Officer” shall mean Amentum’s “Authorized Procurement Representative”, the term “Contractor” or “Offeror” shall mean “Subcontractor”, “subcontractor” shall mean “Subcontractor’s subcontractor” under this Subcontract, and the term “Contract” shall mean this Subcontract.
For avoidance of doubt, the words “Government” and “Contracting Officer” do not change when a right, act, authorization, or obligation can be granted or performed only by the Government or the Prime Contract contracting officer or duly authorized representative; for example, in FAR 52.227-1 or FAR 52.227-2, or when title to property is to be transferred directly to the Government.

Mandatory Flow Downs
FAR Reference	Title	Applicability
FLOW DOWN TO ALL PROCUREMENTS REGARDLESS OF DOLLAR VALUE
52.202-1	Definitions	All
52.219-8	Utilization of Small Business Concerns	All
52.222-21	Prohibition of Segregated Facilities	All
52.222-22	Previous Contracts and Compliance Reports	All
52.222-26	Equal Opportunity	All
52.222-35	Equal Opportunity for Veterans	All
52.222-36	Equal Opportunity for Workers with Disabilities	All
52.222-37	Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans	All
52.222-50	Combating Trafficking in Persons	All
52.222-55	Establishing a Minimum Wage for Contractors (E.O. 13658)	All
52.225-13	Restrictions on Certain Foreign Purchases	All
52.225-25	Prohibition on Contracting with Entities Engaging in Certain Activities or Transactions Relating to Iran – Representation and Certification. This provision applies to all solicitations.	All
52.225-26	Contractors Performing Private Security Functions Outside the United States	All
52.233-4	Applicable Law for Breach of Contract Claim	All
52.244-6	Subcontracts for Commercial Items	All
52.247-64	Preferences for Privately Owned U.S. Flag Commercial Vessels	All
FLOW DOWN TO ALL PROCUREMENTS >$2500
52.222-41	Service Contract Act of 1965, as amended	>$2,500, if in prime contract. Executive Order 13495 applies; review http://www.whitehouse.gov/the_press_office/nondisplacement_of_qualified_workers_under_service_contracts
52.219-1	Small Business Program Representations	>$3,500
52.222-54	Employee Eligibility Verification	>$3,500 and includes work performed in the United States
Executive Order 13201	Notification of Employee Rights Concerning Payment of Union Dues or Fees	>$10,000
52.222-40	Notification of Employee Rights Under the National Labor Relations Act	>$10,000 and performed wholly or partially in the US
52.209-6	Protecting the Government’s Interest When Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment	>$35,000 and not a subcontract for COTS items
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The intranet-posted version of this guidance is the document of record.

FLOW DOWN TO ALL PROCUREMENTS >$150,000
52.203-5	Covenant Against Contingent Fees	>$150,000 (non-commercial)
52.203-6	Restrictions on Subcontractor Sales to the Government	>$150,000
52.203-7, except paragraph (c)(1)	Anti-Kickback Procedures	>$150,000
52.203-10	Price or Fee Adjustment for Illegal or Improper Activity	>$150,000 (non-commercial)
52.203-11	Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions	>$150,000
52.203-12	Limitation on Payments to Influence Certain Federal Transactions	>$150,000
52.203-16	Preventing Personal Conflicts of Interest	>$150,000
52.209-5	Certification Regarding Debarment, Suspension, Proposed Debarment, and Other Responsibility Matters	>$150,000
52.215-2	Audits and Records – Negotiation	>$150,000 cost-reimbursement, incentive, T&M, labor hour, price redeterminable, and cost or pricing data is required or subcontractor is required to provide reports in accordance with para (e) of the clause.
52.222-38	Compliance with Veterans’ Employment Reporting Requirements	>$150,000 (non-commercial)
52.227-1	Authorization and Consent	>$150,000
52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement	>$150,000
52.248-1	Value Engineering	>$150,000
FLOW DOWN TO ALL PROCUREMENTS >$550,000
52.209-7	Information Regarding Responsibility Matters	>$550,000
52.209-9	Updates of Publicly Available Information Regarding Responsibility Matters	>$550,000
FLOW DOWN TO ALL PROCUREMENTS >$700,000
52.215-10	Price Reduction for Defective Cost or Pricing Data	>$700,000 and it is contemplated that certified cost or pricing data may be required
52.215-11	Price Reduction for Defective Cost or Pricing Data – Modifications	>$700,000 and it is contemplated that certified cost or pricing data may be required
52.215-12	Subcontractor Cost or Pricing Data	>$700,000 and it is contemplated that certified cost or pricing data may be required
52.215-13	Subcontractor Cost or Pricing Data – Modifications	>$700,000 and it is contemplated that certified cost or pricing data may be required
52.215-15	Pension Adjustments and Asset Reversions	>$700,000 (if certified cost or pricing data may be required or cost is subject to part 31)
52.215-18	Reversion or Adjustment of Plans for Post Retirement Benefits (PRB) Other than Pensions	>$700,000 (if certified cost or pricing data may be required or cost is subject to part 31)
52.215-19	Notification of Ownership Changes	>$700,000 (if certified cost or pricing data may be required or cost is subject to part 31)
52.219-9	Small Business Subcontracting Plan	>$700,000 and Large Business
52.230-1	Cost Accounting Standards Notices and Certification	>$700,000 unless CAS exemption applicable
52.230-2, except paragraph (b)	Cost Accounting Standards	>$700,000 unless CAS exemption applicable
52.230-3, except paragraph (b)	Disclosure and Consistency of Cost Accounting Practices	>$700,000 unless CAS exemption applicable
52.230-6	Administration of Cost Accounting Standards	>$700,000 unless CAS exemption applicable and includes any of the following 52.230-2; 52.230-3; 52.230-5
252.225-7003	Report of Intended Performance Outside the United States and Canada—Submission with Offer (Dec 2006)	>$700,000, if in prime
FLOW DOWN TO ALL PROCUREMENTS >$5,500,000
52.203-13	Contractor Code of Business Ethics and Conduct	>$5,500,000 and a performance period of more than 120 days.
Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 28 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.

52.203-14	Display of Hotline Poster(s) (Dec 2007)	>$5,500,000 - except when the subcontract—
(1) Is for the acquisition of a commercial item; or
(2) Is performed entirely outside the United States
FLOW DOWN TO ALL PROCUREMENTS >$10,000,000
52.222-24	Pre-Award On-Site Equal Opportunity Compliance Evaluation	>$10,000,000

Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 29 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.
Attachment C
Statement of Work (SOW)

Everspin Statement of Work (SOW)	LOCATION
Date and/or Revision Date 03/27/2026	Gresham Oregon

Sent as separate attachment
Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 30 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.
Attachment D
Invoicing Instructions
I.    PURPOSE
To communicate to Subcontractors providing Services to Amentum, the requirements for property documenting services rendered and submitting associated invoices, Adherence to this work instruction will help ensure Subcontractor invoices are reviewed and payments are processed in an efficient and timely manner.
II.    WORK INSTRUCTIONS
INVOICE REQUIREMENTS
General Format for manual invoice submission:
Subcontractors are to use their company letterhead (or clearly indicate their company name) on all Invoices and ensure they are signed by an Authorized Signatory. (See the REQUIRED INVOICE INFORMATION section below for more details.)
Legibility:
Illegible Invoices will be rejected, not processed, and Subcontractor will be required to re-submit a legible copy.
Invoicing Cycle for Services:
Subcontractor shall submit invoices after completion of each milestone as directed in Section I, Paragraph 4
Electronic Invoice Submission
All invoices should be scanned and sent electronically to the following email address.
Amentum Services, Inc.
email: Tammy.walker@amentum.com and Rosezona.bowden@amentum.com
    Subcontractors are to title each scanned file with the respective Invoice Number.
    Subcontractors are NOT to send the same invoice(s) multiple times or by multiple means as this causes duplication and potential delays.
    For Single Invoice Submission: Subcontractor is to send one email with one scanned invoice package, containing Invoice (and any other required supporting documents)
REQUIRED INVOICE INFORMATION
The following table includes the Basic Required Information that a Subcontractor must include on each Invoice.
Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 31 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.

Situation	Basic Required Invoice Information
SERVICES INVOICES	Invoice Number (limited to 15 characters)
Invoice Date
Subcontractor Name
Subcontractor Address
Amentum(contact name)
Site where product delivered (“Ship To”) or service performed
Purchase Order Number and/or PO Modification Number
Purchase Order Line-Item Number(s) per invoice line item
Description per line item (must match the product or service on PO pricing table)
Unit Price per line item
Unit of Measure (UOM) per line item (must match the PO pricing schedule)
Quantity delivered per line item
Total Price per line item
Taxes charged, if any (e.g., Sales tax, VAT)- invoice on a separate invoice line
Total Invoice Amount in numerical figure and in words (sum of line-item totals)
Invoice Period of Performance

Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 32 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.
Attachment E
Required Insurance
The following insurance is required for this subcontract:
Insurance. Subcontractor during the period of this Order shall provide at its own expense and maintain in effect the following types and amounts of insurance with terms and with insurance companies satisfactory to Amentum (For Products, insurance is only required for Aviation, Space, Marine and Medical):
Automobile/Motor Liability Insurance: Subcontractor, and their Subcontractors, as applicable, shall always procure and maintain Business Automobile/Motor Liability Insurance. The policy shall provide for bodily injury and property damage liability covering the operation of all motor vehicles used in connection with performing the contract. Policies covering motor vehicles operated in the United States shall provide coverage of at least $1,000,000 combined single limit per occurrence for bodily injury and property damage. The amount of liability coverage on other policies shall be commensurate with any legal requirements of the locality and sufficient to meet normal and customary claims.
Workers’ Compensation, Defense Base Act, and Employers’ Liability: Subcontractor is required to comply with all applicable Federal and State workers’ compensation and occupational disease statutes. If occupational diseases are not compensable under those statutes, such occupational diseases shall be covered under the employer’s liability section of the insurance policy. Employer’s liability limits shall be not less than $1,000,000 for bodily injury by accident per accident and $1,000,000 bodily injury by disease policy limit. Workers Compensation insurance applies to Workers’ Compensation Law of the states, territories, and countries where the work takes place, except in states with exclusive or monopolistic funds that do not permit worker’s compensation benefits to be written by private insurance companies. Monopolistic states certificate(s) of insurance coverage is/are required if applicable. An alternate employer endorsement in favor of Amentum shall also be maintained and a copy of the endorsement sent to Amentum Corporate Risk Management. If Workers Compensation under the Defense Base Act (DBA) is applicable to the contract or location of services performed, DBA insurance shall be secured and made evident in the form of a certificate of insurance with an authorized insurance carrier approved by the US Department of Labor. Subcontractor is required to meet the Defense Base Act insurance requirements of Crane’s that will be supported under this agreement.
Commercial General Liability: Subcontractor, and their Subcontractors, as applicable, shall provide commercial general liability insurance covering bodily injury, property damage, advertising, and personal injury liability, including contractual liability coverage, written on a comprehensive form of policy with a limit of at least $1,000,000 per occurrence, $2,000,000 general liability aggregate and $2,000,000 products/completed operations aggregate. Coverage may not be limited to the territory or regions provided in the SOW.
Excess Liability: Subcontractor, and its subcontractors, as applicable, shall provide umbrella and/or excess liability insurance covering general liability, automobile liability, and employer’s liability. The insurance provided under this section must be in the amount of not less than $4,000,000 per occurrence and be excess over all underlying insurance coverage listed.
Professional Liability Insurance: For projects involving Professional Services (Architects, Engineers, Consultants, Medical Professionals, etc.), Subcontractor shall maintain professional liability coverage during the term of this agreement. The limits of this coverage shall be a minimum of $2,000,000 limit per occurrence and aggregate. This requirement shall extend to all professional subcontractors employed by the prime consultant, engineer, surveyor, or medical services provider. Subcontractor shall provide certification of such insurance and a copy of the policy upon request. If coverage is provided under a “claims made” form, coverage must be maintained for at least three (3) years following the completion of this contract.
Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 33 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.
Technology Errors & Omissions Insurance: For projects involving Technical/Technology Professional Services, Subcontractor shall maintain professional Tech E & O liability coverage during the term of this agreement. The limits of this coverage shall be a minimum of $5,000,000 limit per occurrence and aggregate. This requirement shall extend to all professional subcontractors employed by the prime consultant. Insurance coverage shall include cover for liabilities arising from errors, omissions, or negligent acts in rendering or failing to render computer or information technology services and technology products as well as coverage for violation of software copyright. Technology and Professional services insurance should cover liabilities, punitive damages, and claim expenses arising from acts, errors and omissions, in rendering or failing to render all services and in the provision of all products in the performance of the Agreement, including the failure of products to perform the intended function or serve the intended purpose. Subcontractor shall provide certification of such insurance and a copy of the policy upon request. If coverage is provided under a “claims made” form, coverage must be maintained for at least three (3) years following the completion of this contract.
Cyber Liability Insurance: For projects involving the provision of technical services and/or the handling (electronically or otherwise) personally identifiable information, Subcontractor shall maintain Cyber liability coverage during the term of this agreement. The limits shall be a minimum of $3,000,000 limit per occurrence and in the aggregate. This requirement shall extend to all subcontractors, subcontractors’ employees and independent contractors. Contractor shall provide certification of such insurance and a copy of the policy upon request. If coverage is provided under a “claims made” form, coverage must be maintained for at least three (3) years following the completion of this contract. The Cyber Insurance policy shall include coverage for loss, disclosure and theft of data in any form; media and content rights infringement and liability, including but not limited to, software copyright infringement; network security failure, including but not limited to, denial of service attacks and transmission of malicious code. Coverage shall include data breach regulatory fines and penalties, the cost of notifying individuals of a security or data breach, the cost of credit monitoring services and any other causally-related crisis management expense for up to one (1) year. Coverage shall contain severability for the insured organization for any intentional act exclusions. If this coverage is provided on a claims-made basis, then it must be maintained for a period of two (2) years after acceptance of the deliverables and/or services provided in connection with this Agreement. Additionally, such policy shall cover consequential or vicarious liabilities and direct losses. The policy shall contain an amended “Insured v. Insured” exclusion to allow an “Additional Insured” to bring a claim against the Named Insured.
Insurance Policies: All insurance policies shall bear an appropriate endorsement whereby the insurance carrier waives any right of subrogation acquired against Amentum and the United States of America by reason of any payment under such policy, and such policy shall provide that Amentum receives notice of cancellation in accordance with the policy provisions. Subcontractor’s insurance shall be primary and Amentum insurance shall be considered non-contributory. Subcontractor shall maintain insurance coverage as specified in this agreement with carriers having an A.M. Best rating of at least A-/VIII . Any deficiency in the coverage, policy limits, or endorsements of said insurance shall be the sole responsibility of Subcontractor.
Insurance Deductible/Self-Insured Retentions: The Subcontractor shall be responsible for all deductibles and/or self-insured retentions associated with any accident, incident or damage either against aircraft or personnel or property. Amentum will not assume any liability including, but not limited to the insurance deductible or self-insured retentions.
Additional Insured: The Subcontractor shall cause its insurers to identify Amentum as additional insured on all Policies associated with this Subcontract except for Workers’ Compensation.
Lower Tier Insurance: Subcontractor shall require its lower tier subcontractors to provide the same insurance coverages and requirements as described herein, unless otherwise agreed in writing by Amentum.
Certificate(s) of Insurance: The Subcontractor shall submit to Amentum either (a) a certified copy of the insurance policies actually procured and maintained, or (b) an insurance certificate issued by the insurance company
Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 34 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.
verifying coverage in conformity with this Order within five (5) calendar days after execution of this Order. In addition, the Subcontractor shall furnish evidence of a commitment, by the insurance carrier, to notify the Amentum in writing of any material change, expiration or cancellation of any of the insurance policies required not less than thirty (30) calendar days before such change, expiration or cancellation is effective. When coverage is provided by self-insurance, the Subcontractor shall not change or decrease the coverage without the Amentum’s approval.

Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 35 Date of Issue: 04/17/2026

The intranet-posted version of this guidance is the document of record.
Attachment F
Labor Categories
Sent as separate attachment

Internal Proprietary Information SCM-715-6F-F-1 Subcontract Template – Standard Rev 7
REF: SCM-715-6F Subcontract Agreements Page 36 Date of Issue: 04/17/2026